Exhibit 10.11

THIRD AMENDMENT TO LEASE

THIS THIRD AMENDMENT TO LEASE (this “Third Amendment”) is made as of June 15, 2021, by and between ARE-SD REGION NO. 44, LLC, a Delaware limited liability company (“Landlord”), and PIPELINE THERAPEUTICS, INC., a Delaware corporation (“Tenant”).

RECITALS

A.    Landlord and Tenant entered into that certain Lease Agreement dated as of January 3, 2018 (the “Original Lease”), as amended by that certain First Amendment to Lease dated as of February 16, 2018, and as further amended by that certain Second Amendment to Lease dated as of April 2, 2018 (as amended, the “Lease”). Pursuant to the Lease, Tenant leases Suite 200 consisting of approximately 9,143 rentable square feet (the “Existing Premises”) in a building located at 10578 Science Center Drive, San Diego, California (the “Building”). The Existing Premises are more particularly described in the Lease. Capitalized terms used herein without definition shall have the meanings defined for such terms in the Lease.

B.    The Term of the Lease is scheduled to expire on June 30, 2023 (the “Existing Expiration Date”).

C.    Landlord has caused the Building and the Project to be re-measured and, pursuant to such re-measurement, determined that (i) the rentable square footage of the Building is approximately 148,167 rentable square feet, and (ii) the rentable square footage of the Project is approximately 298,589 rentable square feet.

D.    Landlord and Tenant desire, subject to the terms and conditions set forth below, to amend the Lease to, among other things, (i) extend the term of the Lease through September 30, 2024 (the “Third Amendment Expiration Date”), and (ii) expand the size of the Existing Premises to include Suite 215 containing approximately 8,265 rentable square feet, as more particularly described on Exhibit A-1 attached hereto (the “Expansion Premises”).

NOW, THEREFORE, in consideration of the foregoing Recitals, which are incorporated herein by this reference, the mutual promises and conditions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1.

Term. The Term of the Lease is hereby extended through the Third Amendment Expiration Date (the “Extended Term”). Tenant’s occupancy of the Premises through the Third Amendment Expiration Date shall be on an “as-is” basis, and Landlord shall have no obligation to provide any tenant improvement allowance or make any alterations to the Premises.

2.

Expansion Premises. In addition to the Existing Premises, commencing on the Expansion Premises Commencement Date (as defined in Section 3 below), Landlord shall lease to Tenant and Tenant shall lease from Landlord the Expansion Premises.

As of the Expansion Premises Commencement Date, the “Premises” shall include the Expansion Premises and the Existing Premises for all purposes, except to the extent expressly provided otherwise in this Third Amendment, and Exhibit A to the Original Lease shall be amended to include the Expansion Premises described on Exhibit A-1 attached to this Third Amendment.

3.

Delivery of Expansion Premises. Landlord shall use reasonable efforts to deliver the Expansion Premises to Tenant on or before the Target Expansion Premises Commencement Date. If Landlord fails to timely deliver the Expansion Premises, Landlord shall not be liable to Tenant for any loss or damage resulting therefrom, and the Lease with respect to the Expansion Premises shall not be void or voidable. Notwithstanding the foregoing, if Landlord does not deliver the Expansion Premises to Tenant within 180 days following the Target Expansion Premises Commencement Date for any reason other than Force Majeure delays, Tenant shall have the right to terminate its leasehold obligations with respect to the Expansion Premises only, by written notice to Landlord (the “Delay Notice”). Landlord shall have 30 days after Landlord’s receipt of the Delay Notice to deliver the Expansion Premises to Tenant, and in the event that Landlord is still unable to deliver the Expansion Premises to Tenant within such time, then upon the 31st day after Landlord’s receipt of the Delay Notice, this Lease, with respect to the Expansion Premises only, shall be deemed terminated and of no further force or effect, and Landlord and Tenant shall thereafter be relieved of any further obligations to one another under this Lease with respect to the Expansion Premises. If Tenant does not deliver the Delay Notice within 5 business days of the lapse of such 180 day period, such right to terminate this Lease with respect to the Expansion Premises shall be waived and this Lease shall remain in full force and effect with respect to the Expansion Premises.

The “Expansion Premises Commencement Date” shall be the date Landlord delivers the Expansion Premises to Tenant. The “Target Expansion Premises Commencement Date” shall be October 1, 2021. Upon the request of Landlord, Tenant shall execute and deliver a written acknowledgment of the Expansion Premises Commencement Date in the form of the “Acknowledgement of Expansion Premises Commencement Date” attached hereto as Exhibit B; provided, however, Tenant’s failure to execute and deliver such acknowledgment shall not affect Landlord’s rights hereunder.

Except as set forth in this Third Amendment: (i) Tenant shall accept the Expansion Premises in their “as-is” condition as of the Expansion Premises Commencement Date; (ii) Landlord shall have no obligation for any defects in the Expansion Premises; and (iii) Tenant’s taking possession of the Expansion Premises shall be conclusive evidence that Tenant accepts the Expansion Premises and that the Expansion Premises were in good condition at the time possession was taken. Upon Tenant’s written request and subject to Tenant agreeing to provide a non-reliance letter on Landlord’s standard form, to the extent in Landlord’s possession, Landlord shall provide copies of any written surrender plans and reports prepared by the prior occupants of the Expansion Premises.

Commencing on the Expansion Premises Commencement Date, during the Term, Tenant shall have the right to use the furniture, fixtures and equipment belonging to Landlord described on Exhibit C attached to this Third Amendment and located within the Expansion Premises on the Expansion Premises Commencement Date (“Landlord’s Furniture”). Tenant shall have no right to remove any of Landlord’s Furniture from the Premises, except for the temporary relocation and storage of Landlord’s Furniture in connection with Tenant’s construction of the Expansion Premises Alterations (defined below), which temporary relocation and storage shall be at Tenant’s sole cost. Landlord’s Furniture shall be returned to Landlord at the expiration or earlier termination of the Term in substantially the same condition as received by Tenant, except for ordinary wear and tear and casualty.

Tenant agrees and acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty with respect to the condition of all or any portion of the Expansion Premises, and/or the suitability of the Expansion Premises for the conduct of Tenant’s business, and Tenant waives any implied warranty that the Expansion Premises are suitable for the Permitted Use.

4.

Expansion Premises Alterations. Tenant shall be permitted to construct up to 3 new private offices in the Expansion Premises in the area shown on Exhibit A-2 (the “Expansion Premises Alterations”), which Expansion Premises Alterations shall be constructed pursuant to a scope of work and plans prepared by Tenant and approved by Landlord, in Landlord’s reasonable discretion. Tenant acknowledges that upon the expiration of the Term of the Lease, the

Expansion Premises Alterations shall become the property of Landlord and may not be removed by Tenant. Tenant shall be solely responsible for all of the costs of the Expansion Premises Alterations. The Expansion Premises Alterations shall be treated as Alterations and shall be undertaken pursuant to Section 12 of the Original Lease. DPR Construction shall be the general contractor for the Expansion Premises Alterations, and DGA Architects shall be the architect for the Expansion Premises Alterations. If either DPR Construction or DGA Architects is unavailable to work on the Expansion Premises Alterations, Tenant may replace such unavailable general contractor or architect, as applicable, with a general contractor or architect which has availability, subject to Landlord’s approval, which shall not be unreasonably withheld, conditioned or delayed. Prior to the commencement of the Expansion Premises Alterations, Tenant shall deliver to Landlord a copy of any contract with Tenant’s contractors, and certificates of insurance from any contractor performing any part of the Expansion Premises Alterations evidencing industry standard commercial general liability, automotive liability, “builder’s risk”, and workers’ compensation insurance. Tenant shall cause the general contractor to provide a certificate of insurance naming Landlord, Alexandria Real Estate Equities, Inc., and Landlord’s lender (if any) as additional insureds for the general contractor’s liability coverages required above.

Upon completion of the Expansion Premises Alterations, Tenant shall deliver to Landlord the following items: (i) sworn statements setting forth the names of all contractors and subcontractors who did work on the Expansion Premises Alterations and final lien waivers from all such contractors and subcontractors; and (ii) “as built” plans for the Expansion Premises Alterations.

5.

Defined Terms. Commencing on the Expansion Premises Commencement Date, the defined terms for “Premises,” “Rentable Area of Premises,” “Rentable Area of Building,” “Rentable Area of Project,” “Tenant’s Share of Operating Expenses of Building,” and “Building’s Share of Project,” on page 1 of the Lease shall be deleted in their entirety and replaced with the following:

“Premises: That portion of the Building containing an aggregate of approximately 17,408 rentable square feet, consisting of (i) approximately 9,143 rentable square feet located in Suite 200 (the “Existing Premises”), and (ii) approximately 8,265 rentable square feet located in Suite 215 (the “Expansion Premises”), all as determined by Landlord, as shown on Exhibit A.”

“Rentable Area of Premises: 17,408 sq. ft.”

“Rentable Area of Building: 148,167 sq. ft.”

“Rentable Area of Project: 298,589 sq. ft.”

“Tenant’s Share of Operating Expenses of Building: 11.75%”

“Building’s Share of Project: 49.62%”

6.	Base Rent.

a.    Existing Premises. Tenant shall continue to pay Base Rent with respect to the Existing Premises as provided for under the Lease through the Existing Expiration Date. Commencing on July 1, 2023, and on each annual anniversary thereafter (each, an “Existing Premises Adjustment Date”) during the Extended Term, Base Rent payable with respect to the Existing Premises shall be increased by multiplying the Base Rent payable with respect to the Existing Premises immediately before such Existing Premises Adjustment Date by 3% and adding the resulting amount to the Base Rent payable with respect to the Existing Premises immediately prior to such Existing Premises Adjustment Date.

b.    Expansion Premises. Commencing on the Expansion Premises Commencement Date, Tenant shall pay Base Rent with respect to the Expansion Premises in the amount of $6.00 per rentable square foot of the Expansion Premises per month. On each annual anniversary of the Expansion Premises Commencement Date (each, an “Expansion Premises Adjustment Date”) during the Extended Term, Base Rent payable with respect to the Expansion Premises shall be increased by multiplying the Base Rent payable with respect to the Expansion Premises immediately before such Expansion Premises Adjustment Date by 3% and adding the resulting amount to the Base Rent payable with respect to the Expansion Premises immediately prior to such Expansion Premises Adjustment Date.

c.    Abatement. Landlord and Tenant hereby agree that, notwithstanding anything to the contrary contained in the Lease, so long as Tenant is not in default under the Lease, beyond any applicable cure period, Tenant shall not be required to pay Base Rent under the Lease with respect to the Expansion Premises for the period beginning on the first day of the first full calendar month following the Expansion Premises Commencement Date and ending on the last day of the 3rd calendar month thereafter (the “Third Amendment Abatement Period”). Tenant shall resume paying (or commence paying, as applicable) 100% of the Base Rent required to be paid under the Lease on the date immediately following the expiration of the Third Amendment Abatement Period. For the avoidance of doubt, Tenant shall continue during the Third Amendment Abatement Period to pay Tenant’s Share of Operating Expenses (in accordance with the terms of the Lease and without any abatement) and all other amounts due under the Lease. For avoidance of doubt, during the Third Amendment Abatement Period Tenant shall be required to pay the administration rent payable pursuant to Section 7 below on the amount of Base Rent for the Expansion Premises that would have been payable under this Third Amendment during the Third Amendment Abatement Period in the absence of such Third Amendment Abatement Period.

7.

Expansion Premises Operating Expenses. Commencing on the Expansion Premises Commencement Date, Tenant’s Share of Operating Expenses of Building shall be 11.75% and shall be payable by Tenant in accordance with Section 5 of the Original Lease; provided, however, Section 5(s) of the Original Lease shall not be applicable with respect to the Expansion Premises. For avoidance of doubt, notwithstanding anything to the contrary contained in the Lease, Operating Expenses attributable to the Expansion Premises shall include the costs of Landlord’s third party property manager (not to exceed 3% of Base Rent for the Expansion Premises) or, if there is no third party property manager, administration rent in the amount of 3% of Base Rent for the Expansion Premises (“Administration Rent”). Tenant shall begin paying such costs of Landlord’s third party property manager or Administration Rent, as applicable, on the Expansion Premises Commencement Date.

8.	Security Deposit. Commencing on the Expansion Premises Commencement Date, the defined term “Security Deposit” on Page 1 of the Lease is deleted in its entirely and replaced with the following:

“Security Deposit: $87,076.30”

Landlord currently holds a Security Deposit of $37,486.30 under the Lease. On or before the Expansion Premises Commencement Date, Tenant shall deliver to Landlord an amended Letter of Credit which increases the amount of the existing Letter of Credit being held by Landlord to $87,076.30 or an additional Letter of Credit in the amount of $49,590.00.

9.

Amenities Fee. Commencing on the Expansion Premises Commencement Date, the provisions of Section 41 of the Original Lease, including the ratio for fitness passes contained therein, shall apply to the entire Premises (including the Expansion Premises), except that the Amenities Fee payable by Tenant with respect to the Expansion Premises shall be equal to $0.20 per rentable square foot of the Expansion Premises per month (the “Expansion Premises Amenities Fee”). The Expansion Premises Amenities Fee shall be increased annually on each anniversary of the Expansion Premises Commencement Date by 3%. The provisions of this Section 9 shall not apply to the Amenities Fee with respect to the Existing Premises, which Amenities Fee shall continue to be calculated pursuant to the terms of the Original Lease.

10.

Parking. Commencing on the Expansion Premises Commencement Date, the provisions of Section 10 of the Original Lease, including the parking ratio contained therein, shall apply to the entire Premises (including the Expansion Premises).

11.

Right to Extend Term. Section 40 of the Original Lease is hereby deleted in its entirety, and Tenant shall no longer have a right to extend the Term of the Lease pursuant to Section 40 of the Original Lease. Notwithstanding the foregoing, pursuant to this Third Amendment, Tenant shall be granted a new right to extend the Term of the Lease upon the following terms and conditions:

a.    Extension Rights. Tenant shall have 2 consecutive rights (each, an “Extension Right”) to extend the term of the Lease for the entire Premises (including the Expansion Premises) for 12 months each (each, an “Extension Term”) on the same terms and conditions as the Lease (other than with respect to the Work Letter) by giving Landlord written notice of its election to exercise each Extension Right at least 6 months prior to the expiration of the Extended Term or the expiration of any prior Extension Term.

Base Rent for each of the Existing Premises and the Expansion Premises shall be adjusted on the commencement date of each Extension Term by multiplying the applicable Base Rent payable immediately before such adjustment by 3% and adding the resulting amount to the applicable Base Rent payable immediately before such adjustment.

b.    Rights Personal. Extension Rights are personal to Tenant and are not assignable without Landlord’s consent, which may be granted or withheld in Landlord’s sole discretion separate and apart from any consent by Landlord to an assignment of Tenant’s interest in the Lease, except that they may be assigned in connection with any Permitted Assignment of the Lease.

c.    Exceptions. Notwithstanding anything set forth above to the contrary, Extension Rights shall, at Landlord’s option, not be in effect and Tenant may not exercise any of the Extension Rights:

(i)    during any period of time that Tenant is in Default under any provision of the Lease; or

(ii)    if Tenant has been in Default under any provision of the Lease 3 or more times, whether or not the Defaults are cured, during the 12 month period immediately prior to the date that Tenant intends to exercise an Extension Right.

d.    No Extensions. The period of time within which any Extension Rights may be exercised shall not be extended or enlarged by reason of Tenant’s inability to exercise the Extension Rights.

e.    Termination. The Extension Rights shall, at Landlord’s option, terminate and be of no further force or effect even after Tenant’s due and timely exercise of an Extension Right, if, after such exercise, but prior to the commencement date of an Extension Term, (i) Tenant fails to timely cure any default by Tenant under the Lease; or (ii) Tenant has Defaulted 3 or more times during the period from the date of the exercise of an Extension Right to the date of the commencement of the Extension Term, whether or not such Defaults are cured.

12.

Brokers. Landlord and Tenant each represents and warrants that it has not dealt with any broker, agent or other person (collectively, “Broker”) in connection with the transaction reflected in this Third Amendment and that no Broker brought about this transaction, other than Cushman & Wakefield and CBRE. Landlord and Tenant each hereby agree to indemnify and hold the other harmless from and against any claims by any Broker, other than Cushman & Wakefield and CBRE, claiming a commission or other form of compensation by virtue of having dealt with Tenant or Landlord, as applicable, with regard to this leasing transaction.

13.

OFAC. Tenant is currently (a) in compliance with and shall at all times during the Term of this Lease remain in compliance with the regulations of the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of Treasury and any statute, executive order, or regulation relating thereto (collectively, the “OFAC Rules”), (b) not listed on, and shall not during the term of this Lease be listed on, the Specially Designated Nationals and Blocked Persons List, Foreign Sanctions Evaders List, or the Sectoral Sanctions Identification List, which are all maintained by OFAC and/or on any other similar list maintained by OFAC or other governmental authority pursuant to any authorizing statute, executive order, or regulation, and (c) not a person or entity with whom a U.S. person is prohibited from conducting business under the OFAC Rules.

14.	Miscellaneous.

a.    This Third Amendment is the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous oral and written agreements and discussions. This Third Amendment may be amended only by an agreement in writing, signed by the parties hereto.

b.    This Third Amendment is binding upon and shall inure to the benefit of the parties hereto, their respective successors in interest and assigns.

c.    This Third Amendment may be executed in 2 or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature process complying with the U.S. federal ESIGN Act of 2000) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes. Electronic signatures shall be deemed original signatures for purposes of this Third Amendment and all matters related thereto, with such electronic signatures having the same legal effect as original signatures.

d.    Except as amended and/or modified by this Third Amendment, the Lease is hereby ratified and confirmed and all other terms of the Lease shall remain in full force and effect, unaltered and unchanged by this Third Amendment. In the event of any conflict between the provisions of this Third Amendment and the provisions of the Lease, the provisions of this Third Amendment shall prevail. Whether or not specifically amended by this Third Amendment, all of the terms and provisions of the Lease are hereby amended to the extent necessary to give effect to the purpose and intent of this Third Amendment.

[Signatures are on the next page]

IN WITNESS WHEREOF, the parties hereto have executed this Third Amendment as of the day and year first above written.

LANDLORD:	ARE-SD REGION NO. 44, LLC,
a Delaware limited liability company

	By:	ALEXANDRIA REAL ESTATE EQUITIES, L.P.,
a Delaware limited partnership, managing member

		By:	ARE-QRS CORP.,
a Maryland corporation, general partner

			By:	/s/ Gary Dean
			Its:	Executive Vice President – Real Estate Legal Affairs

TENANT:	PIPELINE THERAPEUTICS, INC.,
a Delaware corporation

	By:	/s/ Peter Slover
	Its:	Chief Financial Officer

	☒	I hereby certify that the signature, name,
and title above are my signature, name and title

EXHIBIT A-1

EXPANSION PREMISES

[omitted]

EXHIBIT A-2

EXPANSION PREMISES ALTERATIONS

[omitted]

EXHIBIT B

ACKNOWLEDGEMENT OF EXPANSION PREMISES COMMENCEMENT DATE

[omitted]

EXHIBIT C

LANDLORD’S FURNITURE

[omitted]

E-1